EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-4 (Registration No. 333-106143) of GXS Corporation of our report dated May 14, 2003 relating to the financial statements of Celarix, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 7, 2003